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                                 Exhibit 23(b)

                               November 8, 2000

BOE Financial Services of Virginia, Inc.
323 Prince Street
Tappahannock, Virginia 22560

We consent to the incorporation by reference in this Registration Statement of BOE Financial Services of Virginia, Inc. on Form S-3 of our report dated January 19, 2000, on the consolidated financial statements of Bank of Essex and Subsidiary as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in BOE Financial Services of Virginia, Inc.'s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 24, 2000. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Yount, Hyde & Barbour, P.C.

Yount, Hyde & Barbour, P.C.
Winchester, Virginia